Exhibit 23.3

CONSENT OF WOOD GROUP USA, INC. (FORMERLY KNOWN AS AMEC FOSTER WHEELER E&C

SERVICES, INC.)

We hereby consent to the incorporation by reference of any mineralized material estimated by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, in the Company’s Registration Statements on Form S-3 (File Nos. 333-167026, 333-172363, 333-179993, 333-189693, 333-200555, 333-213268, 333-220457, 333-220461 and 333-235376), on Form S-8 (File Nos. 333-159096, 333-165933, 333-170891, 333-176915, 333-190542, 333-200557, 333-211348, 333-231264 and 333-235375) and on Form S-1 (File No. 333-255483).

Date: February 27, 2020
/s/ Edward J.C. Orbock III
Name: Edward J.C. Orbock III
Title: US Manager, Consulting Mining and Minerals Consulting, Amec Foster Wheeler E&C Services, Inc.